EXHIBIT 21.1

RHI ENTERTAINMENT, INC.
LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2008

Company	Jurisdiction

RHI Entertainment Holdings II, LLC 9/6/07	DE
RHI Entertainment, LLC 7/12/94	DE
RHI Entertainment Productions, LLC 6/7/99	DE
NGP Holding Inc. 2/1/00	DE
Metropolitan Productions, Inc. 2/8/95	DE
Don Quixote, Inc. 12/6/99	DE
HE PRO Tunes, Inc. 7/24/96	DE
HEP Music, Inc. 7/24/96	DE
HEGOA Inc. 4/23/01	DE
HEDAUS Pty Limited 9/18/03
Independent Projects, Inc. 11/13/96	DE
RHI International Distribution Inc. 6/08/06	DE
RHI Entertainment Distribution, LLC 6/7/99	DE
RHI Entertainment Limited 3/16/96	UK
RHI Entertainment Kft 3/17/04	HU
SLB Productions, Inc. 3/1/02	DE
Wayzgoose Concert Services BV (NL) 9/18/86
HEP SS Music, Inc. 2/21/03	DE
RHI Entertainment Australia Pty. Ltd. 9/25/02
Christmas Carol Limited — 3/05/04	UK
DTS Productions Ltd. 8/21/01
Southern Whale Pty Ltd. 4/24/97	AU
Thistle Management Ltd 8/10/98	BVI
Library Storage, Inc 6/16/08	DE